Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Avis Budget Group, Inc. and subsidiaries, and the effectiveness of Avis Budget Group, Inc. and subsidiaries’ internal control over financial reporting dated February 21, 2019, appearing in the Annual Report on Form 10-K of Avis Budget Group, Inc. and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
New York, New York
August 6, 2019